EX - 23


                              CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 2-83269) pertaining to the 1979 Long-term Incentive Plan, the 1982 Incentive Stock Option Plan and Performance Dividend Plan, Registration Statement (Form S-8 No. 2-89499) pertaining to the 1984 Long-term Incentive Plan, Registration Statement (Form S-8 No. 33- 20503) pertaining to the 18987 8Long-term Incentive Plan, Registration Statement (Form S-8 No. 33-33623) pertaining to the Retirement Savings Plan, and Registration Statement (Form
S-8 No. 33-44423) pertaining to the 1991 Long-term Incentive Plan of Cincinnati Milacron Inc. of our report dated February 28, 1994, with respect to the consolidated financial statements and schedules included in this Annual Report (Form 10-K) of Cincinnati Milacron Inc. for the year ended January 1, 1994.

                                                     /s/ ERNST & YOUNG

Cincinnati, Ohio
March 24, 1994